Exhibit 99.1

Rimini Street Announces $140 Million Refinancing

Transaction unlocks more than $95 million of cash flow over next three years

LAS VEGAS, June 18, 2018 – Rimini Street, Inc. (Nasdaq: RMNI), a global provider of enterprise software products and services, and the leading third-party support provider for Oracle and SAP software products, today announced it has entered into a binding agreement with a syndicate of investors, including a fourth round of equity participation by Rimini Street’s largest shareholder, Adams Street Partners, to refinance its current credit facility with the issuance of $140 million of Series A convertible preferred stock and 2.9 million shares of common stock. Closing is subject to a shareholder vote and certain other customary closing conditions. Holders of a majority of the Company’s common stock have agreed to vote in favor of the transaction, and the Company expects the transaction to close in the third quarter of 2018.

The transaction is expected to unlock more than $95 million of cash flow over the next three years as compared to the current credit facility. The transaction extends the expected financing maturity from 2020 for the current credit facility to 2023 for the new financing, when the preferred equity may be redeemed by the holders in full.

The Series A convertible preferred stock is subject to an original issuance discount of 5%, has a conversion price of $10.00 per common share (representing a 72% premium over the $5.83 closing price per common share on June 15, 2018), a cash dividend of 10% per annum paid quarterly and a payment-in-kind (PIK) dividend of 3% per annum capitalized quarterly. Rimini Street may redeem for cash up to $80 million of the convertible preferred equity under certain circumstances within the initial three years, subject to ‘make whole’ dividends for that period, and after three years may redeem all of the preferred equity or force its conversion into common stock under certain circumstances.

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Rimini Street will also issue approximately 2.9 million shares of common stock to the investors, and the redemption obligations of the company will be secured by promissory notes. Additional material terms of the financing, including when the promissory notes may replace the preferred stock, can be found in the Company’s SEC filings.

“Rimini Street has delivered 49 consecutive quarters of revenue growth by providing value-driven, innovative support solutions and exceptional service that meet the support service needs of enterprise software licensees worldwide,” said Seth A. Ravin, Rimini Street CEO. “This $140 million Series A convertible preferred equity transaction achieves one of our stated 2018 financial priorities by replacing our current credit facility with an equity instrument that provides the Company a significantly lower cost of capital over the next three years, and more operational flexibility to invest in new products, services and growth.”

Transaction Advisors

Cowen served as exclusive financial advisor and placement agent to Rimini Street. Gibson Dunn & Crutcher LLP acted as legal counsel to Rimini Street.

About Rimini Street, Inc.

Rimini Street, Inc. (Nasdaq: RMNI) is a global provider of enterprise software products and services, and the leading third-party support provider for Oracle and SAP software products, based on both the number of active clients supported and recognition by industry analyst firms. The Company has redefined enterprise software support services since 2005 with an innovative, award-winning program that enables licensees of IBM, Microsoft, Oracle, Salesforce, SAP and other enterprise software vendors to save up to 90 percent on total support costs. Clients can remain on their current software release without any required upgrades for a minimum of 15 years. Over 1,580 global Fortune 500, midmarket, public sector and other organizations from a broad range of industries currently rely on Rimini Street as their trusted, third-party support provider. To learn more, please visit http://www.riministreet.com, follow @riministreet on Twitter and find Rimini Street on Facebook and LinkedIn. (IR-RMNI)

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Investor relations contact:

Dean Pohl

Rimini Street, Inc.

+1 925 523-7636

dpohl@riministreet.com

Media relations contact:

Michelle McGlocklin

Rimini Street, Inc.

+1 925 523-8414

mmcglocklin@riministreet.com

Forward-Looking Statements

Certain statements included in this communication are not historical facts but are forward-looking statements for purposes of the safe harbor provisions under The Private Securities Litigation Reform Act of 1995. Forward-looking statements generally are accompanied by words such as “may,” “should,” “would,” “plan,” “intend,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” “seem,” “seek,” “continue,” “future,” “will,” “expect,” “outlook” or other similar words, phrases or expressions. These forward-looking statements include, but are not limited to, statements regarding our expectations as to timing and successful completion of the equity financing transaction, future events, future opportunities and growth initiatives, , and projections of cost savings. These statements are based on various assumptions and on the current expectations of management and are not predictions of actual performance, nor are these statements of historical facts. These statements are subject to a number of risks and uncertainties regarding Rimini Street’s business, and actual results may differ materially. These risks and uncertainties include, but are not limited to, closing of the financing transaction described herein, changes in the business environment in which Rimini Street operates, including inflation and interest rates, and general financial, economic, regulatory and political conditions affecting the industry in which Rimini Street operates; adverse litigation developments or government inquiry; the final amount and timing of any refunds from Oracle related to our litigation; our ability to refinance existing debt on favorable terms; changes in taxes, laws and regulations; competitive product and pricing activity; difficulties of managing growth profitably; the success of our recently introduced products and services, including Rimini Street Mobility, Rimini Street Analytics, Rimini Street Advanced Database Security, and services for Salesforce Sales Cloud and Service Cloud products; the loss of one or more members of Rimini Street’s management team; uncertainty as to the long-term value of RMNI common stock; and those discussed under the heading “Risk Factors” in Rimini Street’s Annual Report on Form 10-K filed on March 15, 2018, as updated from time to time by Rimini Street’s Quarterly Reports on Form 10-Q, Current Reports on Form 8-K, and other filings by Rimini Street with the Securities and Exchange Commission. In addition, forward-looking statements provide Rimini Street’s expectations, plans or forecasts of future events and views as of the date of this communication. Rimini Street anticipates that subsequent events and developments will cause Rimini Street’s assessments to change. However, while Rimini Street may elect to update these forward-looking statements at some point in the future, Rimini Street specifically disclaims any obligation to do so, except as required by law. These forward-looking statements should not be relied upon as representing Rimini Street’s assessments as of any date subsequent to the date of this communication.

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© 2018 Rimini Street, Inc. All rights reserved. “Rimini Street” is a registered trademark of Rimini Street, Inc. in the United States and other countries, and Rimini Street, the Rimini Street logo, and combinations thereof, and other marks marked by TM are trademarks of Rimini Street, Inc. All other trademarks remain the property of their respective owners, and unless otherwise specified, Rimini Street claims no affiliation, endorsement, or association with any such trademark holder or other companies referenced herein.